Exhibit 99.2
WILLIS TOWERS WATSON
Consolidated Statements of Cash Flows
(in millions of U.S. dollars)

	Year ended December 31,
	(As Revised)	(As Reported)	Change
	2016	2016
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$330	$330	$—
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	178	178	—
Amortization	591	591	—
Net periodic benefit of defined benefit pension plans	(93)	(93)	—
Provision for doubtful receivables from clients	36	36	—
(Benefit from)/provision for deferred income taxes	(136)	(136)	—
Share-based compensation	123	123	—
Non-cash foreign exchange (gain)/loss	(28)	(28)	—
Net gain on disposal of operations and fixed and intangible assets and gain on remeasurement of equity interests	—	—	—
Other, net	27	27	—
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:			—
Accounts receivable	(101)	(101)	—
Fiduciary assets	(249)	(249)	—
Fiduciary liabilities	249	249	—
Other assets	(233)	22	(255)
Other liabilities	162	(44)	206
Movement on provisions	64	62	2
Net cash from operating activities	920	967	(47)
CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(218)	(222)	4
Capitalized software costs	(85)	(85)	—
Acquisitions of operations, net of cash acquired	476	476	—
Net (cash paid)/proceeds from sale of operations	(1)	(1)	—
Other, net	23	20	3
Net cash from/(used in) investing activities	195	188	7
CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net (payments on)/borrowings on revolving credit facility	(237)	(237)	—
Senior notes issued	1,606	1,606	—
Proceeds from issuance of other debt	404	404	—
Debt issuance costs	(14)	(14)	—
Repayments of debt	(1,901)	(1,901)	—
Repurchase of shares	(396)	(396)	—
Proceeds from issuance of shares and excess tax benefit	63	14	49
Payments of deferred and contingent consideration related to acquisitions	(67)	(67)	—
Dividends paid	(199)	(199)	—
Acquisitions of and dividends paid to noncontrolling interests	(21)	(12)	(9)
Net cash (used in)/from financing activities	(762)	(802)	40
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	353	353	—
Effect of exchange rate changes on cash and cash equivalents	(15)	(15)	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	532	532	—
CASH AND CASH EQUIVALENTS, END OF PERIOD	$870	$870	$—